Exhibit 23.2
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference of our report dated June 25, 2008 on the financial statements of the Ford Motor Company Tax-Efficient Savings Plan for Hourly Employees as of December 31, 2007 and 2006 and for the year ended December 31, 2007 in this S – 8 Registration Statement for the registration of 250,000,000 shares of Ford Motor Company common stock.

/s/ Plante & Moran, PLLC
Southfield, Michigan
January 7, 2009